EXHIBIT 99
Pall Corporation Reports Preliminary First Quarter Financial Highlights
First Quarter Earnings Before Interest and Income Taxes Up Sharply on Sales Increase of 12%
     EAST HILLS, N.Y.—(BUSINESS WIRE)—Pall Corporation (NYSE: PLL) today reported preliminary unaudited financial highlights for the first quarter ended October 31, 2007. This information is subject to review by the Company’s external auditors and the other limitations discussed below.
     The Company previously announced that it missed the filing deadline for its audited financial results for the fiscal year ended July 31, 2007 and will miss the filing deadline for its unaudited financial results for the first quarter of fiscal 2008 pending completion of an independent inquiry by its Audit Committee. The Company also continues to work on the restatement of certain prior period financial statements, including the prior period reflected in this release. The restatement is expected to relate principally to the Company’s understatement of its U.S. income taxes and provision for income taxes in the affected periods and, accordingly, will affect the Company’s net earnings, as well as amounts reportable on its consolidated balance sheets and statements of cash flows for those periods.
     Separately, the Company announced that it has entered into a second amendment and waiver with its lenders under its $500 million revolving credit facility. The second amendment and waiver relates to the tax compliance matter referred to above and extends the period during which the Company must return to compliance with its financial reporting obligations until March 31, 2008 and replaces the first amendment and waiver which would have expired on December 31, 2007.
     Preliminary Unaudited Sales and Earnings Before Interest and Income Taxes
     Sales for the quarter were $561 million, up 12.4% compared with the first quarter last year. In local currency, sales increased $33.9 million, or 6.8%.
     Earnings before interest and income taxes (“EBIT”) in the quarter were $64.7 million compared to $35 million in the first quarter last year. Excluding items reflected as restructuring and other charges, EBIT in the quarter were $73.4 million compared to $52.5 million for the same period a year ago, an increase of 40%.
     Eric Krasnoff, Chairman and CEO, stated, “We maintained sales momentum with broad-based growth across both our Life Sciences and Industrial segments. Strong systems sales were led by the Municipal Water market and also reflect continued customer demand for our Total Fluid Management(sm) capabilities. Pall Corporation’s well-established productivity improvement initiatives continue to drive efficiencies with both cost of sales and selling, general & administrative expenses reducing as a percentage of sales. Gross margin improved 180 basis points compared to last year’s first quarter alongside the strong growth in systems sales”.

Life Sciences — First Quarter Preliminary Unaudited Highlights

(Dollar Amounts in Thousands)			% CHANGE
			IN LOCAL
Sales:	OCT. 31, 2007	% CHANGE	CURRENCY
Medical	$110,172	6.4	2.6
BioPharmaceuticals	104,442	16.7	9.8

Total Life Sciences segment	$214,614	11.2	6.0

		% OF SALES
Gross profit	$111,148	51.8%
Operating profit	$39,783	18.5%
     Results in BioPharmaceuticals were driven by strong systems sales in the Western Hemisphere and a double-digit increase in consumables sales in Europe.
     Life Sciences gross margin improved 250 basis points to 51.8% from 49.3% last year. The increase in gross margin reflects improved pricing and savings generated from ongoing continuous improvement efforts and the facilities rationalization program.
     Operating profit increased 36% to $39.8 million. Operating profit margin improved 340 basis points to 18.5% from 15.1% last year.
Industrial — First Quarter Preliminary Unaudited Highlights

(Dollar Amounts in Thousands)			% CHANGE
			IN LOCAL
Sales:	OCT. 31, 2007	% CHANGE	CURRENCY
General Industrial	$208,689	19.2	12.0
Aerospace and Transportation	66,259	9.8	4.8
Microelectronics	71,445	0.8	(2.1)

Total Industrial segment	$346,393	13.1	7.3

		% OF SALES
Gross profit	$150,168	43.4%
Operating profit	$45,077	13.0%
     Within General Industrial, consumables sales increased in all markets. Sales in the Municipal Water market almost doubled led by over 200% growth in systems in the Western Hemisphere.
     In Aerospace and Transportation, double-digit growth in Commercial Aerospace and Transportation sales was partly offset by a reduction in Military business.
     Microelectronics sales decreased as expected. Modest growth in Asia and Europe was offset by overall weakness in OEM sales in the Western Hemisphere.

     Pall Industrial’s gross margin increased 130 basis points to 43.4% from 42.1% driven by ongoing cost reduction initiatives.
     Operating profit increased about 35% to $45.1 million and operating margin improved 210 basis points to 13.0% from 10.9% last year.
     Conclusion
     Mr. Krasnoff concluded, “Continued execution on our broad strategic initiatives is reflected in sales and operating profit improvement. We look forward to completing our restatement as soon as practicable following the Audit Committee’s inquiry into the tax matter”.
     Conference Call
     Tomorrow, December 11, 2007, at 8:30 am ET, Pall Corporation will host a conference call to review these results. The call will be webcast and individuals can access it at www.pall.com/investor. Listening to the webcast requires audio speakers and Microsoft Windows Media Player software. The webcast will be archived for 30 days.
     About Pall Corporation
     Pall Corporation is the global leader in the rapidly growing field of filtration, separation and purification. Pall is organized into two businesses: Life Sciences and Industrial. These businesses provide leading-edge products to meet the demanding needs of customers in biotechnology, pharmaceutical, transfusion medicine, energy, electronics, water purification, aerospace, transportation and broad industrial markets. Total revenues for fiscal year 2007 were $2.2 billion. The East Hills, New York based Company has extensive operations throughout the world. For more information visit Pall at http://www.pall.com.
     Cautionary Statement and Forward Looking Statements
     On August 2, 2007, the Company disclosed in a Current Report on Form 8-K that its previously issued financial statements for each of the eight fiscal years in the period ended July 31, 2006 and for the each of the fiscal quarters ended October 31, 2006, January 31, 2007 and April 30, 2007 should no longer be relied upon and that a restatement of some or all of those financial statements will be required. This conclusion results from the Company’s previously announced understatement of U.S. income tax payments and of its provision for income taxes as disclosed in a Current Report on Form 8-K on July 19, 2007. The Company cannot predict the impact of the restatement on its financial statements. Such restatement may affect other disclosures in the Company’s SEC filings, including information appearing under the headings “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and “Risk Factors” in such filings and disclosures with respect to the effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting and disclosures about other factors that may affect its results of operations, financial condition and prospects. The Company also believes that, as a result of these circumstances, it may have one or more material weaknesses in its internal control over financial reporting.
     The Audit Committee of the Company’s Board of Directors is conducting an independent inquiry into the circumstances that gave rise to the need to restate its financial statements. That inquiry is ongoing, and the Company cannot predict when it will be completed. As the Audit Committee pursues its inquiry and as the Company completes the restatement, the Company may learn of other matters that may affect the scope of the restatement or remedial actions and their impact on the Company’s consolidated financial statements, prospects and outlook, including its cash management plans and effective tax rate in future periods. There can be no assurance that the information contained herein will not be subject to adjustment upon completion of such inquiry and restatement and the audit of the Company’s financial statements for the fiscal year ended July 31, 2007 by its independent registered public accounting firm.
     Forward-looking statements contained in this and other written and oral reports are based on current Company expectations and are subject to risks and uncertainties, which could cause actual results to differ materially. All statements regarding future performance, earnings projections, earnings guidance, events or developments are forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in product mix and product pricing particularly as we expand our systems business in which we experience significantly longer sales cycles and less predictable revenue with no certainty of future revenue streams from related consumable product offerings and services; increases in costs of manufacturing and operating costs including energy and raw materials; the Company’s ability to achieve the savings anticipated from cost reduction and margin improvement initiatives including the timing of completion of the facilities rationalization initiative; fluctuations in foreign currency exchange rates and interest rates; regulatory approval and market acceptance of new technologies; changes in business relationships with key customers and suppliers including delays or cancellations in shipments; success in enforcing patents and protecting proprietary products and manufacturing techniques; successful completion or integration of acquisitions; domestic and international competition in the Company’s global markets; risks arising from potential material weaknesses in our control environment; potential adverse effects to our financial condition, results of operations or prospects as a result of any restatement of prior period financial statements; risks associated with our inability to satisfy covenants under our syndicated credit facility or to obtain waivers of compliance with those covenants or waivers of defaults under our debt and other agreements; potential adverse effects if we are required to recognize adverse tax- or accounting-related developments other than those previously disclosed; risks relating to litigation or regulatory inquiries associated with the restatement of prior period financial statements or other related matters; and global and regional economic conditions and legislative, regulatory and political developments. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them.
     Management uses certain non-GAAP measurements to assess the Company’s current and future financial performance. The non-GAAP measurements do not replace the presentation of Pall’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing the Company’s financial position and results of operations. The Company has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of ongoing operations.

PALL CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollar Amounts in Thousands)
Preliminary Condensed Consolidated Earnings Before Interest and Income Taxes

	FIRST QUARTER ENDED
	OCT. 31, 2007		OCT. 31, 2006
Net sales	$561,007		$499,288
Cost of sales	299,691		275,616	(b)

Gross profit	261,316		223,672

% of sales	46.6%		44.8%
Selling, general and administrative expenses	170,987		157,375
Research and development	16,895		14,234

Earnings before restructuring and other charges/(gains), net (“ROTC”), interest and income taxes	73,434		52,063
ROTC	8,769	(a)	17,088	(b)

Earnings before interest and income taxes	$64,665		$34,975

(a)	ROTC in the quarter includes charges of $5,003 primarily comprised of severance and other costs related to the Company’s cost reduction programs, including its facilities rationalization initiative. ROTC also includes $3,766 primarily comprised of legal and other professional fees related to the independent inquiry conducted by the Audit Committee of the Company’s Board of Directors. The inquiry principally relates to the circumstances that led to the Company’s understatement of its U.S. income taxes.

(b)	Cost of sales includes $427 comprised of incremental depreciation recorded in conjunction with the Company’s facilities rationalization initiative.
ROTC includes $13,581 primarily comprised of severance costs and an impairment charge for the planned disposal and early retirement of a building and certain other long-lived assets related to the Company’s cost reduction programs, including its facilities rationalization initiative. In addition, the quarter includes other charges of $3,507 primarily related to an increase in environmental reserves.
Preliminary Condensed Consolidated Balance Sheet Highlights

	OCT. 31, 2007	JUL. 31, 2007
Cash and cash equivalents (“C&CE”)	$407,777	$443,036
Accounts Receivable, net	$538,058	$551,393
Inventories, net	$522,494	$471,467
Total indebtedness (including current portion of $45,147 and $41,720, respectively) (1)	$756,553	$633,311
Total indebtedness, net of C&CE	$348,776	$190,275

(1)	As previously announced, the Company deposited $135,000 with the Internal Revenue Service in September 2007, virtually all of which relates to the Company’s aforementioned tax matter, that was partially financed with approximately $90,000 of additional indebtedness.

PALL CORPORATION
PRELIMINARY SUMMARY OPERATING PROFIT BY SEGMENT
(Unaudited)
(Dollar Amounts in Thousands)

	FIRST QUARTER ENDED
	OCT. 31, 2007	OCT. 31, 2006
Life Sciences
Sales	$214,614	$193,002
Cost of sales (a)	103,466	97,776

Gross profit	111,148	95,226
% of sales	51.8%	49.3%

Selling, general and administrative expenses	61,747	58,392
Research and development	9,618	7,646

Operating profit	$39,783	$29,188
% of sales	18.5%	15.1%

Industrial
Sales	$346,393	$306,286
Cost of sales	196,225	177,413

Gross profit	150,168	128,873
% of sales	43.4%	42.1%

Selling, general and administrative expenses	97,814	88,996
Research and development	7,277	6,588

Operating profit	$45,077	$33,289
% of sales	13.0%	10.9%

CONSOLIDATED:
Operating profit	$84,860	$62,477
General corporate expenses	11,426	9,987

Earnings before ROTC, interest and income taxes	73,434	52,490
ROTC (a)	8,769	17,515

Earnings before interest and income taxes	$64,665	$34,975

(a)	Included in ROTC for the purpose of evaluation of segment profitability are other adjustments recorded in cost of sales. Such adjustments relate to incremental depreciation recorded in conjunction with the Company’s facilities rationalization initiative amounting to $427 for the quarter ended October 31, 2006.

PALL CORPORATION
PRELIMINARY SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND GEOGRAPHY
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
FIRST QUARTER	OCT. 31,	OCT. 31,		RATE	IN LOCAL
ENDED	2007	2006	% CHANGE	IMPACT	CURRENCY
			— — — — — — — Increase/(Decrease) — — — — — — —
Life Sciences
By Market:
Medical	$110,172	$103,512	6.4	$3,953	2.6
BioPharmaceuticals	104,442	89,490	16.7	6,180	9.8

Total Life Sciences	$214,614	$193,002	11.2	$10,133	6.0

By Geography:
Western Hemisphere	$87,002	$84,196	3.3	$293	3.0
Europe	101,022	84,672	19.3	8,464	9.3
Asia	26,590	24,134	10.2	1,376	4.5

Total Life Sciences	$214,614	$193,002	11.2	$10,133	6.0

Industrial
By Market:
General Industrial	$208,689	$175,073	19.2	$12,610	12.0
Aerospace and Transportation	66,259	60,332	9.8	3,037	4.8
Microelectronics	71,445	70,881	0.8	2,082	(2.1)

Total Industrial	$346,393	$306,286	13.1	$17,729	7.3

By Geography:
Western Hemisphere	$96,933	$88,966	9.0	$782	8.1
Europe	132,459	119,433	10.9	11,890	1.0
Asia	117,001	97,887	19.5	5,057	14.4

Total Industrial	$346,393	$306,286	13.1	$17,729	7.3

Contact:
Pall Corporation
Patricia Iannucci, 516-801-9848
V.P. Investor Relations & Corporate Communications
piannucci@pall.com